INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT made as of 1st day of October, 1999 by and between Valenzuela Capital Partners LLC (the "Investment Adviser") and Valenzuela Capital Trust (the "Fund").

WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), and is currently authorized to issue separate series of shares and the Trustees of the Fund are authorized to reclassify and issue any unissued shares to any number of additional classes or series (portfolios) each having its own investment objective, policies and restrictions, all as more fully described in the prospectus and the statement of additional information constituting parts of the Fund's Registration Statement on Form N-1A filed the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Act (the "Registration Statement," a copy of which is enclosed and any amendments thereof will from time to time be furnished); and

WHEREAS, the Fund proposes to engage in the business of investing and reinvesting the assets of each of its portfolios in securities ("the portfolio assets") of the type and in accordance with the limitations specified in the Fund's Trust Instrument and Registration Statement, and any representations made in its prospectus and statement of additional information, all in such manner and to such extent as may from time to time be authorized by the Trustees; and

WHEREAS, the Trustees of the Fund wish to employ Valenzuela Capital Partners LLC to manage the investment and reinvestment of the portfolio assets as above specified and, without limiting the generality of the foregoing, to provide management and other services specified below and acknowledges that it has received at least 48 hours prior to entering into this agreement a copy of Form ADV-Part II as filed by Valenzuela Capital Partners LLC with the Commission.

NOW, THEREFORE, the parties agree as follows:

     1. The Fund hereby appoints Valenzuela Capital Partners LLC as Investment Adviser for the Fund to supervise and direct the investments of and for the Fund and as the Fund's agent and attorney-in-fact with full discretionary and exclusive power and authority to establish, maintain and trade in brokerage accounts for and in the name of the Fund and its objectives to buy, sell and trade in all stocks, bonds and other assets of the Fund.

     2. Unless advised by the Trustees of the Fund of an objection, the Investment Adviser may direct that a portion of the brokerage commissions that may be generated by the Fund be applied to payment for brokerage and research services. Brokerage and research services furnished by brokers may include, but are not limited to, written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts as well as discussions with research personnel; financial publications; and statistic and pricing services utilized in the investment management process. Brokerage and research services obtained by the use of commissions arising from the Fund's portfolio transactions may be used by the Investment Adviser in its other investment activities. In selecting brokers and negotiating commission rates, the Investment Adviser will take into account the financial stability and reputation of brokerage firms and the brokerage, execution and research services provided by such brokers. The benefits which the Fund may receive from such services may not be in direct proportion to the commissions generated by the Fund. The Fund acknowledges that since commission rates are generally negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may result in higher transaction costs that would otherwise by obtainable.

     3. The Investment Adviser, when in its sole discretion deems it to be in the best interest of the Fund, will bunch orders for the Fund with orders for the same security for other accounts managed by the Investment Adviser or its affiliates. In such instances, the Fund will be charged the average price per unit for the security in such transactions. Complete records of such transactions will be maintained by the Investment Adviser and will be made available to the Fund upon request.

     4. The Investment Adviser shall report to the Board of Trustees at each meeting thereof all changes in the portfolio assets since the prior report, and will also keep the Trustees in touch with important developments affecting the portfolio assets and on the Investment Adviser's own initiative will furnish the Trustees from time to time with such information as the Investment Adviser may believe appropriate for this purpose, whether concerning the individual issuers whose securities are included in the portfolio assets, the industries in which they engage, or the conditions prevailing in the economy generally. The Investment Adviser will also furnish the Trustees with such statistical and analytical information with respect to the portfolio assets as the Investment Adviser may believe appropriate or as the Trustees reasonably may request. In making such purchases and sales of the portfolio assets, the Investment Adviser will bear in mind the policies set from time to time by the Board of Trustees as well as the limitations imposed by the Fund's Trust Instrument and in the Fund's Registration Statement, in each case as amended from time to time, the limitations in the Act and of the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies and the investment objectives, policies and practices, including restrictions applicable to each of the Fund's portfolios.

     5. The Investment Adviser shall not be liable for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Investment

          Adviser against any liability to the Fund or to its security holders to which the Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Investment Adviser's reckless disregard of its obligations and duties hereunder. It is understood that the Investment Adviser performs various investment advisory and managerial services for others, and the Fund agrees that the Investment Adviser may give advice and take action in the performance of its duties with respect to others which may differ from advice given or action taken with respect to the Fund. Nothing contained herein shall in any way constitute a waiver or limitation of any rights which the Fund's shareholders may have under common law, or any federal or state securities laws.

     6. This Agreement shall become effective on the date hereof and shall remain in effect for two years and continue in effect thereafter with respect to a portfolio only so long as its continuance with respect to that portfolio is specifically approved at least annually by the Board of Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of such portfolio, and, in either case, by a vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Fund's Trustees who are not parties to this Agreement or interested persons, as defined in the Act, of any party to this Agreement (other than as Trustees of the Fund), and provided further, however, that if the continuation of this Agreement is not approved as to a portfolio, the Investment Adviser may continue to render to such portfolio the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder. Upon the effectiveness of this Agreement, it shall supersede all previous agreements between the parties covering the subject matter hereof. This Agreement may be terminated with respect to any portfolio at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of such portfolio, or by a vote of the Board of Trustees on 60 days' written notice to the Investment Adviser, or by the Investment Adviser with respect to any portfolio on 60 days' written notice to us.

     7. This Agreement shall not be amended as to any portfolio unless such amendment is approved by vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Fund's Trustees who are not parties to this Agreement or interested persons, as defined in the Act, of any party to this Agreement (other than as Trustees of the Fund), and, if required by law, by vote of a majority of the outstanding voting securities (as defined in the Act) of such portfolio. Shareholders of a portfolio not affected by any such amendment shall have no right to participate in any such vote.

     8. As to any particular portfolio, this Agreement may not be assigned by the Investment Adviser and, as to such portfolio, this Agreement shall terminate automatically in the event of any assignment by the Investment Adviser. The term "assignment" as used in this paragraph shall have the meaning ascribed thereto by the Act and any regulations or interpretations of the Commission thereunder.

     9. If the Investment Adviser ceases to act as investment adviser to the Fund, or, in any event, if the Investment Adviser so requests in writing, the Fund agrees to take all necessary action to change its name to a name not including the terms "Valenzuela" or "Val Cap." The Investment Adviser may from time to time make available without charge to the Fund for its use of such marks or symbols owned by the Investment Adviser, including marks or symbols containing the terms "Valenzuela" or "Val Cap" or any variation thereof, as the Investment Adviser may consider appropriate. Any such marks or symbols so made available will remain the Investment Adviser's property and it shall have the right, upon notice in writing, to require the Fund to cease the use of such mark or symbol at any time.

     10. The compensation of the Investment Adviser for its services rendered hereunder shall be calculated by the Investment Adviser and paid monthly by the Fund in accordance with the schedule of fees attached hereto as Exhibit A.

     11. Unless otherwise agreed to in writing by the parties, the Fund shall be responsible and hereby assume the obligation for payment of all of its expenses, including: (a) payment to the Investment Adviser of the fee provided for in Exhibit A; (b) custody, transfer and dividend disbursing expenses; (c) fees of trustees who are not affiliated persons; (d) legal and auditing expenses; (e) clerical, accounting and other office costs; (f) the cost of personnel providing services to the Fund; (g) costs of printing the Fund's prospectuses and shareholder reports; (h) cost of maintenance of the Fund's corporate existence; (i) interest charges, taxes, brokerage fees and commissions; (j) costs of stationery and supplies; (k) expenses and fees related to registration and filing with the Commission and with state regulatory authorities; and (l) such promotional, shareholder servicing and other expenses as may be contemplated by one or more effective plans pursuant to Rule 12b-1 under the Act or one or more effective non-Rule 12b-1 shareholder servicing plans, in each case provided, however, that the Fund's payment of such promotional, shareholder servicing and other expenses shall be in the amounts, and in accordance with the procedures, set forth in such plan or plans.

     12. Except to the extent necessary to perform the Investment Adviser's obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Investment Adviser or its members, officers or employees to engage in any other business or to devote time and attention to the management of other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other individual or entity.

     13. The validity of the Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of New York without regard to its conflict of laws provisions, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

     14. The Investment Adviser shall promptly notify the Fund of any change in the manager or managing member of the Investment Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        VALENZUELA CAPITAL TRUST

                                        By:  /s/ DENNIS J. BERTRUM
                                             ----------------------


                                        VALENZUELA CAPITAL PARTNERS LLC

                                        By:  /s/ HENDRIK J. LAVERGE
                                             ----------------------

                                    EXHIBIT A
                                       TO
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                            VALENZUELA CAPITAL TRUST
                                       AND
                         VALENZUELA CAPITAL PARTNERS LLC


                                  FEE SCHEDULE

Valenzuela Capital Trust (the "Fund") shall pay Valenzuela Capital Partners LLC (the "Investment Adviser") an annual investment advisory fee equal to (x) 0.75%, less any applicable fee waivers, of the average daily net assets of each portfolio of the Fund on the first $100 million of assets of each portfolio, and
(y) 0.70%, less any applicable fee waivers, of the average daily net assets of each portfolio of the Fund on all amounts over the first $100 million of assets of each portfolio.

The investment advisory fee will be paid monthly. The Investment Adviser's compensation for the period from the date hereof through the last day of the month of the effective date hereof will be prorated based on the proportion that such period bears to the full month. In the event of any termination of this Agreement, the Investment Adviser's compensation will be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to proration based on the number of days elapsed in the current period as a percentage of the total number of days in such period.